EXHIBIT 99.1

Upexi Announces Fireside Chat Hosted by Alliance Global Partners on June 21st at 10 AM ET

Clearwater, FL / June 16, 2023 / Upexi Inc. (NASDAQ: UPXI) (the “Company” or “Upexi”), a multi-faceted brand owner and innovator in aggregation, today announced that Alliance Global Partners will host a fireside chat with Chief Executive Officer, Allan Marshall, on Wednesday, June 21, 2023 at 10:00 a.m. ET.

The fireside chat will be moderated by Aaron Grey, CFA, CPA, Managing Director and Head of Consumer Research at Alliance Global Partners.

Webcast Details:

Date: Wednesday June 21, 2023

Time: 10:00 a.m. ET

Registration/Webcast Link: Register Here

A replay of the webcast will be available upon request, interested parties please email agpevents@allianceg.com.

About Upexi, Inc.:

Upexi is a multifaceted brand owner with established brands in the health, wellness, pet, beauty and other growing markets. We operate in emerging industries with high growth trends and look to drive organic growth of our current brands. We focus on direct to consumer and Amazon brands that are scalable and have anticipated, high industry growth trends. Our goal is to continue to accumulate consumer data and build out a significant customer database across all industries we sell into. The growth of our current database has been key to the year over year gains in sales and profits. To drive additional growth, we have and will continue to acquire profitable Amazon and eCommerce businesses that can scale quickly and reduce costs through corporate synergies. We utilize our in-house, SaaS programmatic ad technology to help achieve a lower cost per acquisition and accumulate consumer data for increased cross-selling between our growing portfolio of brands.

Company Contact

Andrew Norstrud, Chief Financial Officer

Email: andrew.norstrud@upexi.com

Phone: (702) 332-5591

Investor Relations Contact

KCSA Strategic Communications

Valter Pinto or Jack Perkins

Email: Upexi@KCSA.com

Phone: (212) 896-1254